Exhibit 8.1

List of Subsidiaries and Affiliates of the Registrant

The following table sets forth the legal name, location and country of incorporation and percentage ownership of each of the registrant’s subsidiaries and affiliated companies as of December 31, 2012:

Subsidiary Name	Country of| Incorporation	Ownership Percentage
Magic Software Japan K.K	Japan	100%
Magic Software Enterprises Inc	Delaware	100%
Magic Software Enterprises (UK) Ltd	United Kingdom	100%
Hermes Logistics Technologies Limited	United Kingdom	100%
Magic Software Enterprises Spain Ltd	Spain	100%
Coretech Consulting Group, Inc	Pennsylvania	100%
Coretech Consulting Group LLC	Delaware	100%
Magic Software Enterprises (Israel) Ltd	Israel	100%
Magic Software Enterprises Netherlands B.V	Netherlands	100%
Magic Software Enterprises France	France	100%
Magic Beheer B.V	Netherlands	100%
Magic Benelux B.V	Netherlands	100%
Magic Software Enterprises GMBH	Germany	100%
Magic Software Enterprises India Pvt. Ltd	India	100%
Onyx Magyarorszag Szsoftverhaz	Hungary	100%
Magic Software ERP Ltd (formally CarPro Systems Ltd).	Israel	100%
Fusion Solutions, LLC	Delaware	100%
Xsell Resources Inc.	Pennsylvania	100%
Magix Integration (Proprietary) Ltd	South Africa	100%
Complete Business Solutions Ltd	Israel	95%
Complete Information Technology Ltd	Israel	100%
Appbuilder Solutions UK	United Kingdom	100%
CommIT Technology Solutions Ltd	Israel	80%
CommIT Software Ltd	Israel	80%
CommIT Embedded Ltd (shares held by Comm-IT Technology Solutions Ltd.)	Israel	51%